UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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DTE Energy Company

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2000 2nd Avenue
Detroit, Michigan 48226-1279

2005 Notice of Annual Meeting of Shareholders and Proxy Statement

Day:	Thursday, April 28, 2005

Time:	10:00 a.m. Detroit time

Place:	DTE Energy Building (Detroit Edison Plaza; see map on the last page) 660 Plaza Drive Detroit, Michigan 48226

We invite you to attend the annual meeting of DTE Energy Company (“DTE,” “Company,” “we,” “us” or “our”) to:

1.	Elect directors;

2.	Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2005; and

3.	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

The Record Date for this annual meeting is February 28, 2005. Only shareholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying 2005 Proxy Statement.

This Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 23, 2005.

It is important that your shares be represented at the meeting. Shareholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) via the Internet, or (4) by completing and mailing the enclosed proxy card in the return envelope. Specific instructions for voting by telephone or via the Internet are attached to the proxy card. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy.

By Order of the Board of Directors

Susan M. Beale Vice President and Corporate Secretary	Anthony F. Earley, Jr. Chairman of the Board, Chief Executive Officer and Chief Operating Officer

March 22, 2005

2005 PROXY STATEMENT OF DTE ENERGY COMPANY

QUESTIONS AND ANSWERS

Q:     What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The enclosed proxy is being solicited by our Board of Directors (the “Board”).

Q:	What is a Proxy Statement?

A:	A Proxy Statement is this document, required by the Securities and Exchange Commission (the “SEC”), which, among other things, explains the items on which you are asked to vote on the proxy.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

•	Elect three directors. The nominees are Dr. Lillian Bauder, General Josue Robles, Jr., and Howard F. Sims. (See “Item 1. Election of Directors” on page 5.)

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. (See “Item 2. Ratification of Appointment of Independent Registered Public Accounting Firm” on page 18.)

•	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

Q:	Who is entitled to vote?

A:	Only our shareholders of record at the close of business on February 28, 2005 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each director position and each other matter coming before the meeting. Information on cumulative voting in the election of directors is shown on page 4.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with The Bank of New York, our stock transfer agent, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote?” below.

Q:	How do I vote?

A:	If you hold your shares in your own name as shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

•	To vote by mail, sign and date each proxy card that you receive and return it in the enclosed prepaid envelope. Proxies will be voted as you specify on each proxy card.

•	You may vote by telephone or through the Internet by following the instructions attached to your proxy card.

If you sign and return your proxy card, but do not specify how to vote on Items 1 and 2 on your proxy card, the shares represented by your proxy will be voted FOR all of the director nominees named on the proxy card and FOR Item 2. Your shares will also be voted on any other business that properly comes before the meeting. (See “Item 3. Other Business That May Come Before the Meeting” on page 20.)

If your shares are registered in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should provide, a voting instruction card for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted?

A:	If you hold your shares in your own name as shareholder of record, any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the tabulator, The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286. The last vote received prior to the meeting will be the one counted. You may also change your vote by voting in person at the annual meeting.

Q:	Can I revoke a proxy?

A:	Yes, if you are the shareholder of record as of the Record Date, you may revoke a proxy by submitting a letter addressed to the tabulator, The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286.

Q:	Is my vote confidential?

A:	Yes, your vote is confidential. The tabulator and inspectors of election will not be employees of the Company nor will they be affiliated with the Company in any way. We may be advised whether you have voted. Also, shareholders’ votes will be disclosed to us if a contested proxy solicitation occurs or if a disclosure is required by law.

Q:	What shares are included on my proxy card?

A:	The shares on your proxy card represent shares that you hold as shareholder of record rather than in street name and also any shares you may have in our Dividend Reinvestment and Stock Purchase Plan (“DRIP”). DTE common stock owned by employees and retirees of DTE and its affiliates in their respective 401(k) plans (“401(k) plans”) are voted on separate voting instruction forms sent on behalf of your 401(k) plan trustee. Separate voting instructions will also be provided by your brokerage firm, bank or other nominee for shares you hold in street name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or on the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do this, contact The Bank of New York, Shareholder Relations at 1-866-388-8558.

Q:	Can I receive or view DTE’s materials electronically?

A:	Yes. We have our Annual Report and this Proxy Statement available on our website, either for viewing on or for printing from your own computer, at www.dteenergy.com, in the “Investors — Financial Reports — Proxy Statement” section.

Instead of receiving future copies of our Annual Report and Proxy Statement by mail, shareholders of record can elect to receive them electronically. If you wish to receive your future Annual Report and Proxy Statement electronically, you may mark the appropriate box on your proxy card as instructed. By electing for electronic delivery, you are stating that you currently have, and expect to have in the future, access to the Internet. If you do not currently have, or expect to have in the future, access to the Internet, please do not elect to have documents delivered electronically, as we may rely on your consent and not deliver paper copies of future Annual Reports and Proxy Statements.

Q:	What constitutes a quorum?

A:	There were 174,184,419 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each director position and each other matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting. Shares held of record by a broker or its nominee and voted on any matter are included in determining the number of votes present.

Q:	How does the voting work?

A:	For each item, voting works as follows:

•	Item 1: The election of each director requires approval from a plurality of the shares voted. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withheld votes have the same effect as abstentions. If you vote by telephone or the Internet, follow the instructions attached to the proxy card.

Without prior notice to us, you may also cumulate votes for directors by multiplying the number of your shares by the number of directors to be elected and by casting all such votes either (a) for one candidate or (b) by distributing them among two or more candidates. You cannot vote for more than three directors.

•	Item 2: Ratification of the appointment of an independent registered public accounting firm requires approval from a majority of the votes cast (excluding abstentions and broker non-votes).

Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, the broker is permitted, under certain circumstances, to vote your shares on certain “routine” matters, including the election of directors and the ratification of the appointment of the independent registered public accounting firm, even if it does not receive voting instructions from you.

Q:	Who may attend the annual meeting?

A:	Any shareholder of record as of the Record Date may attend. If your shares are registered in the name of a broker, bank or other nominee and you plan to attend the meeting, bring your most recent statement of account for evidence of ownership. However, as noted above, you will not be able to vote those shares at the annual meeting unless you have made arrangements with your broker, bank or other nominee. Seating and parking are limited, and admission is on a first-come basis.

Q:	How will the annual meeting be conducted?

A:	The Chairman, or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other business at this meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2006 annual meeting?

A:	Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “2006 Annual Meeting of Shareholders — Shareholder Proposals and Nominations of Directors” section of this Proxy Statement for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration when it reviews all nominations prior to the annual meeting of shareholders. The Corporate Governance Committee is responsible for assessing the appropriate skills and characteristics required to meet the needs of the Board. This assessment may include a review of the nominee’s judgment, experience, independence, understanding of the Company or related industries, and such other factors as the Committee concludes are pertinent in light of the current needs of the Board. The Corporate Governance Committee then reviews the candidates with the Board, and the Board selects director nominees for shareholder approval. The Board may also use a search firm to assist in the search for nominees and the evaluation of skills against the Board’s criteria.

ITEM 1. ELECTION OF DIRECTORS

The Board is divided into three classes by our Bylaws. One class of directors is elected each year for a three-year term. The terms of three directors expire in 2005. Mr. Sims, one of the directors in this class, reached DTE’s mandatory retirement age of 70 during his recent term. However, in accordance with the DTE Energy Company Board Mission Statement and Governance Guidelines (“Governance Guidelines”), the Board has made a determination that circumstances exist which make it prudent to continue the service of Mr. Sims, who possesses special and unique expertise that is clearly beneficial to the Company. As a result, Mr. Sims, and the other two directors in the class, Dr. Bauder and General Robles, have been nominated for election for terms expiring in 2008. All of the nominees have consented to serve if elected. Another director in this class, Mr. David Bing, resigned from the Board effective January 28, 2005. Mr. Bing, Chairman of The Bing Group, has served as a director since 1985. We thank him for the valuable contributions he has made to the Company over the past 20 years.

As a result of Mr. Bing’s resignation, the Board adopted a resolution reducing the number of directors comprising the full Board from 12 to 11, effective as of the effective date of Mr. Bing’s resignation.

Proxies cannot be voted for more than three persons. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

Brief biographies of each nominee for election at this meeting and each director continuing in office are provided below. The information includes each person’s principal occupation(s) and business experience for at least the past five years. The dates shown for service as a director of DTE include service as a director of The Detroit Edison Company (“Detroit Edison”), our former corporate parent and, as a result of a share exchange, now our wholly owned subsidiary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES

FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting for Terms Expiring in 2008

Lillian Bauder, age 65 Director since 1986
• Vice President, Masco Corporation (consumer products manufacturer) (since January 2005), Vice President for Corporate Affairs, Masco Corporation (October 1996 to January 2005), Chairman and President (January 2002 to January 2005) and President (October 1996 to December 2001), Masco Corporation Foundation
• Director of DTE and Comerica Incorporated and director or trustee of many community and professional organizations
• Rutgers University (B.A. from Douglass College) and University of Michigan (M.A. and Ph.D.)
Josue Robles, Jr., age 59 Director since 2003
• Executive Vice President, Chief Financial Officer and Corporate Treasurer, United Services Automobile Association (since 1994) (insurance and financial services provider)
• Director of DTE and director or commissioner of many community and professional organizations
• Kent State University (B.B.A. in accounting) and Indiana State University (M.S.B.A.)
• Retired United States Army Major General, served over 28 years including an assignment as budget director for the Pentagon and Commanding General, 1st Infantry Division, The Big Red One

Howard F. Sims, age 71 Director since 2001
• Chairman and Chief Executive Officer, Sims Design Group Inc. and Chairman of SDG Associates, LLC and SDGdesign, Inc. (since 1964) (architectural design firm)
• Director of DTE and director or trustee of many community and professional organizations
• University of Michigan (B.A. in architecture, M.A. in architecture) and Eastern Michigan University (Honorary Doctorate of Public Service)

Directors Whose Present Terms Continue Until 2006

Alfred R. Glancy III, age 66 Director since 2001
• Director, Unico Investment Company since 1974 and its Chairman since 2000. Retired Chairman and Chief Executive Officer, MCN Energy Group Inc. (1988 - 2001)
• Director of DTE and ShoreBank Corporation and director or trustee of many community and professional organizations
• Princeton University (B.A. in economics) and Harvard Business School (M.B.A.)
John E. Lobbia, age 63 Director since 1988
• Retired Chairman of the Board and Chief Executive Officer, DTE (1998)
• Director of DTE and trustee of many community and professional organizations
• University of Detroit (B.A. in electrical engineering)
Eugene A. Miller, age 67 Director since 1989
• Retired Chairman, President and Chief Executive Officer, Comerica Incorporated and Comerica Bank (1993 - 2002)
• Director of DTE, Handleman Company and TriMas Corporation and director of many community and professional organizations
• Detroit Institute of Technology (B.B.A.)
Charles W. Pryor, Jr., age 60 Director since 1999
• President and Chief Executive Officer, Urenco, Inc. (since 2003) (mineral enrichment provider). Former Chief Executive Officer, Utility Services Business Group of British Nuclear Fuels, plc, which includes the Westinghouse Electric Company
(1997 - 2003) (nuclear energy service provider)
• Director of DTE
• Virginia Tech (B.S. in civil engineering, M.S. and Ph.D. in structural engineering) and Northeastern University (Executive M.B.A.)

Directors Whose Present Terms Continue Until 2007

Anthony F. Earley, Jr., age 55 Director since 1994
• Chairman of the Board, Chief Executive Officer and Chief Operating Officer (since 1998) and President and Chief Operating Officer (1994 - 2004), DTE
• Director of DTE, Comerica Incorporated, Masco Corporation and Plug Power, Inc. and director or trustee of many community and professional organizations
• University of Notre Dame (B.S. in physics, M.S. in engineering and J.D.)
Allan D. Gilmour, age 70 Director since 1995
• Retired Vice Chairman, Ford Motor Company. Former Vice Chairman, Ford Motor Company from November 1992 until his initial retirement in January 1995 and returned to Ford Motor Company as Vice Chairman from May 2002 until his retirement in February 2005
• Director of DTE, Whirlpool Corporation and director or trustee of many community and professional organizations
• Harvard University (B.A. in economics) and University of Michigan (M.B.A.)
Frank M. Hennessey, age 66 Director since 2001
• Chairman and Chief Executive Officer, Hennessey Capital, LLC (since 2002) (finance company). Former Chairman of Emco Limited (1995 - 2003) (building materials manufacturer and distributor) and Vice Chairman and Chief Executive Officer of MascoTech, Inc. (1998 - 2000) (transportation industry metalwork manufacturer)
• Director of DTE and director or trustee of many community and professional organizations
• Northeastern University (B.S.)
Gail J. McGovern, age 53 Director since 2003
• Professor, Harvard Business School (since 2002). President of Fidelity Personal Investments, a unit of Fidelity Investments (1998 - 2002) and Executive Vice President of Consumer Markets, a division of AT&T (1997 - 1998)
• Director of DTE, Digitas, Inc. and Hartford Financial Services Group and trustee of John Hopkins University
• Johns Hopkins University (B.A. in theoretical mathematics) and Columbia University (M.B.A.)

Corporate Governance

At DTE, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the Governance Guidelines. The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning, Board committees and Board compensation. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE.

•	Election of Directors and Vacancies — Our Bylaws provide that the Board be divided into three classes, each class being as nearly equal in number as possible. One class of directors is elected each year for a three-year term. If a Board vacancy occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office, and such person will be subject to election by a vote of the shareholders at the next annual shareholder meeting.

•	Composition of the Board — Our Governance Guidelines state that the exact size of the Board will be determined by the Board from time to time. Currently, our Governance Guidelines set the size of the Board at no less than 10 and no more than 18 directors. As a matter of policy in accordance with NYSE listing rules, we believe that the Board should consist of a majority of independent directors, and have adopted categorical standards as set forth in Annex A. Applying these standards, the Board has affirmatively determined that a majority of our directors qualify as independent. The independent directors are Messrs. Gilmour, Hennessey, Sims and Miller, Ms. McGovern, Dr. Bauder, Dr. Pryor and Gen. Robles (the “Independent Directors”). The Board has also determined that Messrs. Earley, Glancy and Lobbia are not Independent Directors and may be deemed to be affiliates of the Company under the categorical standards due, in Mr. Earley’s case, to his current employment as Chief Executive Officer of DTE, in Mr. Lobbia’s case, to his prior employment as Chief Executive Officer of the Company and, in Mr. Glancy’s case, to his prior employment as Chief Executive Officer of MCN Energy Group, Inc. (“MCN”). (For more information about our relationship with Mr. Glancy, see “Certain Relationships and Related Transactions” on page 17.)

•	Board Committees — The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation and Public Responsibility. The Special Committee on Compensation, which had authority to act on certain compensation matters, was disbanded at the Board meeting held on April 29, 2004. The Executive Committee, which had authority to act on most matters when the Board was not in session and which met only in unusual circumstances, was disbanded at the Board’s November 18, 2004 regular meeting. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the Chief Executive Officer’s goals, performance and compensation along with compensation of other executives and the Audit Committee has direct responsibility for the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees are independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has also determined that each member of the Audit Committee meets the independence requirements under the SEC rules applicable to Audit Committee members.

•	Selection of Chairman of the Board and the Chief Executive Officer — Our Bylaws currently provide that the Chairman of the Board may simultaneously serve as the Chief Executive Officer of the Company and shall preside at all meetings of the Board.

•	Presiding Director — In 2004, the Board approved the newly created position of Presiding Director. If the Chairman of the Board and Chief Executive Officer positions are held by the same individual, the Board may elect another director as Presiding Director who would serve until the next annual meeting. The Presiding Director’s duties include presiding at executive sessions. On April 29, 2004, the Board unanimously elected Mr. Gilmour as the Presiding Director.

•	Meetings and Attendance — The Board met six times in 2004. The non-management directors met in executive sessions (sessions without the Chief Executive Officer or any representatives of management present) at each of the meetings. All of the directors attended at least 81% of the Board meetings and the meetings of the committees on which they served. It is our policy that directors attend annual meetings of shareholders. All of the 12 directors then in office attended last year’s annual meeting.

•	Term of Office — The Board has not established term limits other than the current three-year terms of office. However, our Governance Guidelines provide that a director is prohibited from being elected after attaining the age of 70, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of a particular director.

•	Executive Sessions — A portion of each Board meeting is spent with the Chairman of the Board and Chief Executive Officer and no other management members. It is the Board’s practice that non-management directors meet in executive sessions at every Board meeting and meet in executive session at other times whenever they believe it would be appropriate. At least once per year, the non-management directors meet in executive session to review the performance of the Chairman of the Board and Chief Executive Officer. The Presiding Director chairs the executive sessions of non-management directors.

•	Assessment of Board and Committee Performance — The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of these self-evaluations are discussed with each committee and the Board.

•	Board Compensation — The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. The Board has also established stock ownership guidelines that set specific Company stock ownership requirements based on the director’s time on the Board. (See “Annual Board Compensation” on page 14.)

•	Officer Stock Ownership — The Board established stock ownership guidelines in 2001 for senior management in order to more closely link their interests with those of our shareholders. Under these guidelines, members of our senior management are expected to own, within five years of their appointment to such position, shares of DTE stock having a value equal to a multiple of their annual base salary as set forth below. Common stock, time-based restricted stock, phantom stock and performance shares (assuming achievement of target levels of performance) are counted toward fulfillment of this ownership requirement.

Chairman and Chief Executive Officer	Five times base salary
President	Four times base salary
Executive Vice Presidents	Three times base salary
Senior Vice Presidents	Two times base salary
Vice Presidents	One times base salary

Subsidiary Presidents are considered to be at either the Vice President or Senior Vice President level. As of January 3, 2005, 100% of the senior management team members who have been in their position for at least five years meet the stock ownership guidelines.

•	Codes of Business Conduct and Ethics — The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Code of Ethics for CEO and Senior Financial Officers and The DTE Energy Way are the standards of behavior for Company directors, officers and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics or the Code of Ethics for

CEO and Senior Financial Officers will be disclosed promptly by posting such waivers or amendments on the Company website. There were no waivers or amendments during 2004.

•	Communications with the Board — The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors.

Concerns regarding financial statements, accounting practices or internal controls may be submitted to the Audit Committee through its reporting channel:

By telephone:	877-406-9448
or
By mail:	Audit Committee
Room 2075 WCB
2000 Second Ave.
Detroit, Michigan 48226-1279

Any other concern may be submitted to the Corporate Secretary for delivery to the Presiding Director by mail at:

Corporate Secretary Room 2057 WCB 2000 Second Ave. Detroit, Michigan 48226-1279

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Any modifications are reflected on our website. Copies of the Governance Guidelines, committee charters, categorical standards and the codes of ethics referred to above are available on our website at www.dteenergy.com, in the “Investors — Corporate Governance” section. You can also request a copy of any or all of these documents by mailing your request to the Corporate Secretary, DTE Energy Company, Room 2057 WCB, 2000 2nd Avenue, Detroit, Michigan 48226-1279.

Board Committees

The table below reflects the membership and the number of meetings held by each Board committee during 2004.

						Organization		Special
		Corporate			Nuclear	&	Public	Committee on
Board Members	Audit	Governance	Executive		Review	Compensation	Responsibility	Compensation
			(1)	Finance				(2)

Lillian Bauder	x		x		x		x*

David Bing		x				x	x	x*

Anthony F. Earley, Jr.			x*

Allan D. Gilmour		x	x	x*		x		x

Alfred R. Glancy III				x			x

Frank M. Hennessey	x*						x

John E. Lobbia				x	x

Gail J. McGovern				x

Eugene A. Miller		x	x	x		x*

Charles W. Pryor, Jr.					x*

Josue Robles, Jr.	x

Howard F. Sims		x*			x

2004 Meetings	12	6	0	7	4	7	3	2

* Chair

(1)	The Executive Committee was disbanded at the November 18, 2004 regular Board meeting.

(2)	The Special Committee on Compensation was disbanded at the annual Board meeting held on April 29, 2004. At that time, Mr. Bing became a member of the Corporate Governance Committee.

The following is a summary of the terms of each Committee’s charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.
•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.
•	Reviews financial reports, internal controls and risk exposures.
•	Reviews accounting policies and system of internal controls.
•	Responsible for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.
•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.
•	Reviews the scope of work performed by the internal audit staff.
•	Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.

In the Board’s judgment, each member of the Audit Committee is financially literate. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that Mr. Hennessey and General Robles both qualify as “audit committee financial experts” as that term has been defined by the SEC.

Corporate Governance Committee

•	Reviews and assists the Board with corporate governance matters.
•	Considers the organizational structure of the Board.
•	Recommends the nominees for directors to the Board.
•	Reviews recommended compensation arrangements for the Board, director and officer indemnification, and insurance for the Board.
•	Reviews recommendations for nominations received from shareholders.
•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.

Executive Committee

•	Had authority to act on most matters when the Board was not in session. This Committee was disbanded at the November 18, 2004 regularly scheduled Board meeting, as the Committee met only in unusual circumstances and had not been used for a number of years.

Finance Committee

•	Reviews matters related to capital structure.
•	Reviews major financing plans.
•	Recommends dividend policy.
•	Reviews financial planning policies and investment strategy.
•	Reviews and approves the annual financial plan and forecasts.
•	Reviews certain capital expenditures.
•	Reviews insurance and business risk management.
•	Reviews pension funding.
•	Reviews potential mergers and acquisitions.
•	Reviews investor relations activities.

Nuclear Review Committee

•	Provides non-management oversight and review of Detroit Edison’s Fermi 2 nuclear power plant.
•	Reviews security, safety performance, changes in regulation, long-term strategies and policies.
•	Reviews plans for fueling and disposition of radioactive waste.
•	Reviews financial performance.
•	Reviews adequacy of resources.

Organization and Compensation Committee

•	Reviews and approves the compensation for the Chief Executive Officer and certain other executives.
•	Reviews Chief Executive Officer’s performance.
•	Assists in the selection of senior officers.
•	Reviews executive compensation programs to determine competitiveness.
•	Recommends to the full Board the officers to be elected by the Board.
•	Reviews succession planning to assure successors exist for each senior officer.
•	Administers the executive incentive plans.

Public Responsibility Committee

•	Monitors the Company’s performance as a responsible corporate citizen, including its performance with respect to people.
•	Reviews our policies on social responsibilities.
•	Advises the Board on emerging public issues.
•	Reviews our environmental performance.
•	Monitors our employee policies.

Special Committee on Compensation

•	Until its disbandment in April 2004, the Committee administered the Stock Incentive Plan and the annual Incentive Plan in accordance with Internal Revenue Code requirements. The Committee satisfied the independence rules of Section 162(m) of the Internal Revenue Code. The Special Committee on Compensation was disbanded since all members of our Organization and Compensation Committee now meet independence standards.

Board Risk Management Functions

As a part of its oversight function, the Board monitors how management operates the Company. When granting authority to management, approving strategies and receiving management reports, the Board must understand and consider, among other things, the risks and vulnerabilities we face. The Committees facilitate this oversight function. The Audit Committee considers risk issues associated with our overall financial reporting and disclosure process. To achieve that goal, the Audit Committee meets with the Chief Financial Officer, the General Auditor, the Director of Risk Management and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel as determined from time to time by the Audit Committee. The Audit Committee also reviews policies on risk assessment and accounting risk exposure. The Finance Committee oversees insurance and business risk. The Nuclear Review Committee reviews risk relating to the operation of our nuclear power facilities. Other Committees, such as the Public Responsibility Committee, deal with other matters of risk associated with its electric and gas operations, including environmental risk. We also have an internal risk management committee, chaired by the Chief Executive Officer and comprised of senior officers, that, among other things, directs the development and maintenance of comprehensive trading policies and procedures, reviews and approves counter-party credit and establishes risk limits, market risk, and trading volumes.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2004, the Organization and Compensation Committee consisted of Messrs. Bing, Gilmour and Miller and no member of the Organization and Compensation Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During fiscal year 2004, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

Annual Board Compensation

Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock and stock options. The compensation programs for 2004 and 2005 are described below.

	2004	2005

Cash Compensation
Cash retainer	$50,000 annually	$50,000 annually
Committee chair retainer	$5,000 annually per committee	$10,000 annually Audit Committee Chair $5,000 annually all other committee chairs
Committee meeting fee	$1,000 per meeting*	$1,000 per meeting
Board meeting fee	N/A	$2,000 per meeting

Equity Compensation
Upon first election to the Board	1,000 shares of restricted common stock	1,000 shares of restricted common stock
Annual stock compensation	1,000 phantom shares of common stock**	1,250 phantom shares of common stock with three year deferral
Stock options	1,000 non-qualified stock options that vest after one year

*	Directors who were members of both the Organization and Compensation Committee and the disbanded Special Committee on Compensation did not receive meeting fees for attending both committee meetings.

**	Phantom shares of DTE common stock with all imputed dividends reinvested under the DTE Energy Deferred Stock Compensation Plan for Non-Employee Directors. Payouts from the DTE Energy Deferred Stock Compensation Plan for Non-Employee Directors occur only after the date a director terminates his or her service on the Board.

•	Directors’ Retirement Plan

•	Benefits under the Directors’ Retirement Plan were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue.

•	Plan for Deferring the Payment of Directors’ Fees

•	We maintain an unfunded deferred compensation plan, which permits non-employee directors to defer receipt of any part of their annual retainer.
•	Non-employee directors have two investment options. Deferred fees may accrue for future payment with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month. They may also be invested in phantom shares of our common stock with all imputed dividends reinvested.

•	Director Life Insurance

•	Beginning in 2005, the Company provides each non-employee director with group-term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.

•	Director Stock Ownership

•	We have established stock ownership guidelines for directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of our stock having a value equal to two times their annual cash and phantom stock retainer. Phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of January 31, 2005, all Directors who had been on the Board for five years had fulfilled this requirement. Company officers serving on the Board must also comply with our officer stock ownership guidelines. See “Officer Stock Ownership” in the “Corporate Governance” section of this Proxy Statement.

All directors are reimbursed for out-of-pocket expenses incurred to attend meetings.

Security Ownership of Directors and Officers

The following table sets forth information as of January 3, 2005 with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our Chief Executive Officer and the four other highest paid executive officers whose salary and bonus for the 2004 fiscal year were in excess of $100,000 (the “Named Executive Officers”), and (iii) all executive officers and directors as a group. Unless otherwise indicated, each of the named individuals has sole voting and/or investment power. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of January 3, 2005.

Amount and Nature of Beneficial Ownership as of January 3, 2005

			Other Shares that	Options Exercisable
Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	May be Acquired(3)	Within 60 Days

Gerard M. Anderson	50,104	3,240	18,500	121,666
Lillian Bauder	2,983	6,886		4,000
David Bing	1,800	8,513		4,000
Robert J. Buckler	42,013	7,504	16,500	125,000
Anthony F. Earley, Jr.	138,005	13,927	79,000	515,665
Stephen E. Ewing	55,602	—	16,500	157,500
Allan D. Gilmour	2,400	6,886		4,000
Alfred R. Glancy III(4)	45,069	4,463		66,464
Frank M. Hennessey	6,291	10,232		4,000
John E. Lobbia	28,370	5,647		4,000
Gail J. McGovern	1,000	1,039		1,000
David E. Meador	20,577	1,887	8,500	65,667
Eugene A. Miller	2,400	13,317		4,000
Charles W. Pryor, Jr.	300	5,647		4,000
Josue Robles, Jr.	1,000	1,039		1,000
Howard F. Sims	1,395	9,672		4,000
Directors & executive officers as a group (21 persons)	461,008	103,377	160,800	1,269,122

(1)	Includes directly held common stock, time-based restricted stock, and shares held pursuant to the 401(k) plan.

(2)	Phantom shares are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and

(ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees, both described above; and (b) by executive officers pursuant to the DTE Energy Company Supplemental Savings Plan, DTE Energy Company Executive Deferred Compensation Plan and DTE Energy Company Executive Supplemental Retirement Plan. Phantom shares are paid out in cash or stock.

(3)	Represents performance shares under the Stock Incentive Plan that entitles the executive officers to receive shares or cash equivalents (or combination thereof) in the future if they meet certain performance measures. The performance share numbers assume that target levels of performance are achieved. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Executive Compensation — Report of the Organization and Compensation Committee.”

(4)	Includes options to acquire 62,464 shares of DTE common stock. These options were received in the merger with MCN in exchange for employee stock options to acquire 100,000 shares of MCN common stock.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the only person or group known to the Company to be a beneficial owner of more than 5% of our outstanding common stock.

		Amount and Nature of	Percent
Title of Class	Name of Beneficial Owner	Beneficial Ownership	of Class

Common Stock	Capital Research and Management Company 333 South Hope Street Los Angeles CA 90071	11,383,100(1)	6.5%
Common Stock	Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	15,069,646(2)	8.7%

(1)	Based on information contained in Schedule 13G/A filed on February 11, 2005. Capital Research and Management Company (“Capital”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power and is deemed to be the beneficial owner of 11,383,100 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital disclaims beneficial ownership of such securities.

(2)	Based on information contained in Schedule 13G filed on February 14, 2005. The Schedule 13G filed by Franklin Resources, Inc. and related entities states that Franklin Resources, Inc. filed as a parent holding company with respect to the holdings of one or more investment companies or other managed accounts advised by subsidiaries of Franklin Resources, Inc., including Franklin Mutual Advisers, LLC, and that Templeton Global Advisors Limited, Franklin Advisors, Inc., Templeton Investment Counsel, LLC, Fiduciary Trust Company International, and Franklin Templeton Investments Corp. respectively hold the voting and investment power with respect to 8,441,685; 6,335,583; 80,300; 95,478; and 18,180 of the shares shown in the table. The Schedule 13G also states that Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of Franklin Resources, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and officers (to our knowledge, we do not have any 10%

shareholders) regarding the necessity of filing reports, we believe that during 2004 all applicable Section 16(a) filing requirements were complied with.

Certain Relationships and Related Transactions

Mr. Glancy was the Chairman of MCN at the time of the DTE/ MCN merger in 2001. In connection with the merger, we entered into an agreement with Mr. Glancy which, among other things, states that (a) we agreed to nominate Mr. Glancy to the Board in accordance with our normal procedures until he reaches the mandatory retirement age for Board members; (b) Mr. Glancy will receive personal secretarial services for three days a week until he attains the age of 70; (c) for as long as Mr. Glancy remains a member of our Board, we will provide him with a home security system; (d) in the event that the Internal Revenue Service determines or claims that any payments or benefits provided to Mr. Glancy constitute “excess parachute payments,” we will make a tax reimbursement payment to him in accordance with the agreement; and (e) we will indemnify Mr. Glancy from any actions, suits or proceedings in connection with the agreement.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year 2005. Deloitte & Touche LLP has performed this function since 1995. For the years ended December 31, 2004 and 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Representatives of Deloitte will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2004, and fees billed for other services rendered by Deloitte during those periods.

	2003	2004

Audit fees(1)	$4,528,828	$6,731,887
Audit related fees(2)	1,016,081	1,796,345
Tax fees(3)	4,103,932	343,475
All other fees(4)	—	150,000

Total	$9,648,841	$9,021,707

(1)	Audit fees consist of fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements and internal control over financial reporting included in Form 10-K, the review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with regulatory filings or engagements.

(2)	Represents the aggregate fees billed for audit-related services, including general assistance with the implementation of the SEC rules pursuant to the Sarbanes Oxley Act of 2002 and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning. For 2003, a majority of the fees in this category represent one-time services to support analysis and recommendation in the areas of synfuels and other special studies in the areas of federal and state taxation. The benefit derived from this work is substantially more than the fee paid.

(4)	Represents aggregate fees for services not included above, including advisory and consulting services.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte.

Policy on Audit Committee Pre-Approval of Audit and

Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to but not exceeding a pre-defined limit. The decisions of the designated member to pre-approve a permitted service will be reported to the Audit Committee at each scheduled meeting.

At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•	As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

For the year 2004, all audit, audit-related, tax and other services performed by Deloitte were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by Deloitte during 2004 were compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards set forth in Annex A and the audit committee independence requirements under the SEC rules. The Audit Committee Charter complies with requirements of the NYSE, and recently, the Audit Committee Charter was amended, as set forth in Annex B.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements, internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the report of the independent registered public accounting firm.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by audit standards, Securities and Exchange Commission regulations and NYSE requirements. Disclosures were received from the independent registered public accounting firm regarding its independence as required by Independence Standards Board Statement No. 1 and discussed with the independent registered public accounting firm. The Audit Committee has considered whether the services provided by the independent registered public accounting firm other than those services relating to audit services are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that such services have not impaired Deloitte’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management and the independent registered public accounting firm. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2004. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2004 with management and the independent registered public accounting firm. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of December 31, 2004 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2004

Audit Committee

Frank M. Hennessey, Chair
Lillian Bauder
Josue Robles, Jr.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3. OTHER BUSINESS THAT MAY COME BEFORE THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Report of the Organization and Compensation Committee

The Organization and Compensation Committee of the Board determines and approves the compensation of the Chief Executive Officer and approves the compensation of those executives who are at the level of corporate vice president and above (or equivalent), the General Auditor and certain other executives, including the individuals whose compensation is detailed in this Proxy Statement.

The Organization and Compensation Committee retains a consultant independent of management to continually review the Company’s executive compensation program to assure consistency with the Company’s executive compensation philosophy and framework. This report discusses executive compensation philosophy and framework, along with the details of the program elements.

Executive Compensation Philosophy and Framework

•	Focus: Our executive compensation philosophy and framework focus on linking a significant portion of executive total compensation to our performance and the achievement of corporate goals through emphasis on short- and long-term incentive plans that reward value-added contributions. This approach ties executive interests to shareholder interests and, through a mix of annual and multi-year incentive structures, encourages both near- term results and successful long-term strategic planning.

•	Competitive position: The Organization and Compensation Committee’s goals include maintaining a total compensation program that is competitive within the Company’s comparative market. The Organization and Compensation Committee believes the Company’s comparative market consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy related companies selected on the basis of revenues generated, availability of compensation information, financial performance and geographic area. A competitive position enhances our recruiting and retention efforts and serves as a basis for setting appropriate salary and incentive pay benchmarks.

•	Compensation opportunity: In addition to award-specific performance measures, which are tied to corporate goals such as total shareholder return, earnings per share, cash flow, and customer satisfaction, among other measures, the Organization and Compensation Committee considers several factors when setting base salary and establishing other elements of an executive’s compensation opportunity. Those factors include (i) the responsibilities of the executive’s position, (ii) the experience and performance of the individual, (iii) competition for executive talent and retention issues, and (iv) comparisons to comparable positions at other energy and non-energy companies in the Company’s comparative market. In the case of the Chief Executive Officer, in determining long-term incentive grants, the Organization and Compensation Committee also takes into account grants that were made to the Chief Executive Officer in the last two years.

Elements of the Executive Compensation Program

The key elements of the compensation program are base salary, the Annual Incentive Plan and the Stock Incentive Plan. Over the past several years, by increasing the weight given to long-term incentives, the Stock Incentive Plan has served to drive Company performance by rewarding participants for actions and behaviors that closely align their interests with long-term growth in shareholder value. In addition, the interplay between the Annual Incentive Plan and the Stock Incentive Plan has provided an appropriate balance of short- and long-term incentives aligned with our business strategy of controlled growth in earnings coupled with stable shareholder returns. In 2004, grants under the Stock Incentive Plan consisted of stock options, performance shares and time-based restricted stock. Policies concerning each of these elements, including the basis for the compensation awarded to Mr. Earley, are discussed below.

Base Salary

Ranges are used for base salaries that target median base salaries within the comparative market. Appropriate methods of measurement are used to take into account differences in company size and scope. The ranges established are designed to allow adequate differentiation for (i) individual potential, (ii) contributions made, and (iii) the executive’s experience in his or her position. Salary ranges are assessed periodically to remain consistent with the market. As noted above, in setting individual salary levels, several factors are used.

Annual Incentive Plan

Executives may receive cash awards under the Annual Incentive Plan. For 2004, the Annual Incentive Plan had five annual measures weighted as follows in determining the total annual incentive award: earnings per share (35%), cash flow (35%), customer satisfaction (10%), safety (10%), and diversity (10%). The Company had to attain threshold minimum levels for a given performance measure before any compensation became payable on account of the measure. Based on market comparisons, each officer position was assigned a target award expressed as a percentage of base salary. These targets ranged from 35% to 70% for officers other than the Chief Executive Officer. Award amounts paid to each officer were determined as follows: (i) performance for each measure was combined for an overall corporate performance factor; (ii) this factor was multiplied by each officer’s target award to arrive at an initial calculation; and (iii) the initial calculation was then adjusted from 0% to 125% based on individual performance. For the Named Executive Officers, any amounts above 100% based on individual performance do not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and are not paid from this plan. See “Internal Revenue Service Limits on Deductibility of Compensation” on page 23. The overall corporate performance factor for the 2004 plan year was limited to 50% because the earnings per share target was not met. The payout would have been higher without this limit based on the results achieved for each of the other 2004 performance measures.

Stock Incentive Plan

Background and structure: The Stock Incentive Plan, which was approved by our shareholders, rewards long-term growth and profitability by providing a vehicle through which officers, other key employees and outside directors may receive stock-based compensation. Stock-based compensation directly links individual performance with shareholder interests. Performance-based vesting and similar requirements for earning certain final awards further emphasize achievement of corporate goals. The sizes of grants made during 2004, ranging from 50% to 150% of base salary for officers other than Mr. Earley, were determined by reference to executive level, responsibility, retention issues, market competitiveness and contributions to the overall success of the Company. The three types of long-term grants made in 2004 (weighted equally) are described below.

•	Performance shares: Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination thereof, depending on the level of achievement of performance measures. The performance measurement period for the 2004 awards is January 1, 2004 through December 31, 2006. Payments earned under the 2004 awards, including Mr. Earley’s award, will be based on four performance measures weighted as follows: (i) earnings per share growth (20%), (ii) total shareholder return vs. shareholder return of the companies in the Standard & Poor’s Electric Utility Index as of the date of grant (40%), (iii) employee engagement/satisfaction (15%) and (iv) DTE2 success (25%). DTE2 is an initiative to bring together Company processes and systems under one common program (“DTE2”). DTE2 success is measured based upon on-time implementation, within budget and without material defects. The performance shares granted in 2002 were paid out in early 2005. The payout of 27.6% was based on the final results as certified by the Organization and Compensation Committee and was primarily limited because of not meeting the earnings per share growth target.

•	Stock options: In 2004, non-qualified stock options were granted as part of the continuing program to link executive compensation to overall performance.

•	Time-based restricted stock: In 2004, restricted stock grants were made with the restriction period ending on February 9, 2007. The only vesting requirement is continued employment throughout the restriction period. These time-based restricted stock grants do not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. As such, the full values of these shares are included in the Section 162(m) computation in the year of vesting. For further information, see “Internal Revenue Service Limits on Deductibility of Compensation” below.

Mr. Earley’s Compensation

Effective June 28, 2004, Mr. Earley’s base salary was increased to $1,055,000 (2.9% increase). We set his new salary considering his responsibilities, experience, and performance as well as competition for executive talent and retention objectives.

Mr. Earley’s Annual Incentive Plan target award was set at 100% of his base salary for corporate performance. The target award may be adjusted from 0% to 200%, based on corporate performance. This adjusted award may be further modified down to 0% or up to 125%, based on Mr. Earley’s personal performance. After adjusting for both corporate performance and personal performance, Mr. Earley’s final award for 2004 was $600,000, or 56% of his base salary. This award was principally driven by lower earnings per share, partially offset by strong cash flow performance. The award was higher than the previous year because of a change in the weighting for the cash flow measure from 20% to 35% and year-over-year improvements in the safety and diversity measures.

In 2004, Mr. Earley received grants under the Stock Incentive Plan (based on a target of 250% of base salary) consisting of 150,000 stock options, 29,000 performance shares, and 29,000 shares of restricted stock. The terms and conditions of these three different types of grants are consistent with the grants given to other DTE executives and are more fully described in the following tables and footnotes.

Internal Revenue Service Limits on Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, we cannot deduct compensation paid to a “covered employee” in excess of $1 million on our Federal income tax return unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, “covered employees” for this purpose are our Chief Executive Officer, Mr. Earley, and the four other highest paid executive officers named in the Summary Compensation Table below. The Annual Incentive Plan and the Stock Incentive Plan, previously approved by the shareholders, are designed to provide the maximum opportunity for use of the performance-based compensation exception. The Stock Incentive Plan permits various types of awards, some of which qualify for exemption under Section 162(m) and some of which do not. We expect to continue to emphasize performance-based compensation programs designed to fulfill future corporate business objectives at all levels. Although, generally, these programs are designed to satisfy the requirements of Section 162(m), we believe it is important to preserve flexibility in designing compensation programs and it may be appropriate in certain circumstances to use performance-based plans that may not meet all of the Internal Revenue Code requirements or for the Organization and Compensation Committee to consider deferral programs for compensation in excess of $1 million.

Organization and Compensation Committee

Eugene A. Miller, Chair
Allan D. Gilmour

Mr. Bing, who resigned from the Board effective January 28, 2005, was a member of the Organization and Compensation Committee at the time the committee report and the 2005 performance measures and targets for executive officers under the Company’s Annual Incentive Plan and Stock Incentive Plan were approved.

Summary Compensation Table

		Annual Compensation		Long Term Compensation

				Awards		Payouts

				Restricted				All
				Stock	Securities			Other
Name and Principal Position				Awards	Underlying	LTIP		Compensation
in 2004	Year	Salary($)	Bonus($)	($)(1)	Options(#)	($)		($)(6)

Anthony F. Earley, Jr.	2004	1,079,423	600,000	1,142,890	150,000	308,534	(2)	65,938
Chairman of the Board,	2003	984,615	256,250	1,033,750	100,000	413,805	(3)	59,077
Chief Executive Officer						560,134	(4)
and Chief Operating Officer	2002	923,077	1,020,000	1,039,250	100,000	440,015	(5)	53,385
Gerard M. Anderson	2004	556,731	207,000	681,870	40,000	61,707	(2)	33,865
President, DTE Energy,	2003	491,923	75,600	268,775	20,000	206,902	(3)	29,142
Group President,						134,428	(4)
DTE Energy Resources	2002	476,923	296,200	207,850	30,000	293,330	(5)	11,977
Robert J. Buckler	2004	526,731	155,800	256,165	40,000	61,707	(2)	31,604
Group President,	2003	491,923	68,800	206,750	25,000	206,902	(3)	29,515
DTE Energy Distribution						134,428	(4)
	2002	476,923	296,200	207,850	30,000	293,330	(5)	28,615
Stephen E. Ewing	2004	526,731	141,600	256,165	40,000	61,707	(2)	31,604
Group President,	2003	491,923	68,800	206,750	25,000	206,902	(3)	29,577
DTE Energy Gas						134,428	(4)
	2002	476,923	249,400	207,850	30,000	0		28,923
David E. Meador	2004	424,615	121,000	177,345	20,000	24,683	(2)	25,477
Executive Vice	2003	366,538	52,300	82,700	15,000	62,071	(3)	21,964
President and						44,809	(4)
Chief Financial Officer	2002	344,231	196,600	83,140	15,000	88,020	(5)	20,688

(1)	The restricted stock grants made during 2004 were non-performance based and are valued as of February 9, 2004, the date the awards were made. Mr. Anderson’s amount also includes the value of a special grant of restricted stock valued as of June 23, 2004, the date the grant was made. The aggregate number of shares of non-performance based restricted stock held on December 31, 2004 by the named officers and their value based on the market value on that day were: Mr. Earley, 79,000 shares valued at $3,407,270; Mr. Anderson, 28,500 shares valued at $1,229,205; Mr. Buckler, 16,500 shares valued at $711,645; Mr. Ewing, 16,500 shares valued at $711,645; and Mr. Meador, 8,500 shares valued at $366,605. The aggregate number and amount of non-performance based restricted stock held by those officers on that date was 149,000 shares valued at $6,426,370. The holders of restricted stock receive the same dividends as other shareholders owning common stock. All restricted stock will become unrestricted in the event of a change in control of the Company.

(2)	Represents the value at February 15, 2005 (the date that performance was certified), of the performance shares granted in early 2002 under the Stock Incentive Plan. The payout was calculated using a corporate performance factor of 27.6% based on actual results for the following performance criteria: total shareholder return (25% weighting), earnings per share growth (60% weighting), and employee satisfaction (15% weighting).

(3)	Represents the value at February 15, 2004 (the date that performance was certified), of the payout from the 2000 Stock Incentive Plan grant (performance shares with 4 year vesting) which became unrestricted as the result of meeting the performance criteria related to total shareholder return, earnings per share growth, employee satisfaction, and Institute of Nuclear Power Operations.

(4)	Represents the value at February 9, 2004 (the date that performance was certified), of the payout from the 2001 Stock Incentive Plan grant (performance shares with 3 year vesting) which became unrestricted as the result of meeting the performance criteria related to total shareholder return, earnings per share growth, and employee satisfaction.

(5)	Represents the value at February 27, 2003 (the date that performance was certified), of the payout from the 1999 Stock Incentive Plan grant which became unrestricted as the result of meeting the performance criteria related to total shareholder return, cash flow, earnings growth, and Institute of Nuclear Power Operations.

(6)	Includes matching contributions by the Company or its affiliates to the 401(k) plan. These matching contributions are predicated on the participant making contributions and cannot exceed 6% of a participant’s eligible compensation up to $205,000 for 2004. For 2004, Messrs. Earley, Anderson, Buckler, Ewing, and Meador were credited with matching contributions of $8,269, $8,077, $9,750, $9,750, and $9,750, respectively. Also includes amounts matched by the Company pursuant to the DTE Energy Company Supplemental Savings Plan. The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the $205,000 compensation limit for 2004. Matching contributions are limited to 6% of the eligible compensation. Supplemental Savings Plan account balances are paid only in cash to participants upon termination of employment. For 2004, Messrs. Earley, Anderson, Buckler, Ewing, and Meador were credited with matching Supplemental Savings Plan contributions of $57,669, $25,788, $21,854, $21,854, and $15,727, respectively.

As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” because such amounts did not exceed in the aggregate the lesser of 10% of salary plus bonus or $50,000 for any named executive for any of the years shown in the table.

Stock Incentive Plan — Grants in Last Fiscal Year

	Number of Performance Shares

				Performance Period
Name	Threshold	Target	Maximum	Until Payout

Anthony F. Earley, Jr.	0	29,000	58,000	3 years
Gerard M. Anderson	0	7,000	14,000	3 years
Robert J. Buckler	0	6,500	13,000	3 years
Stephen E. Ewing	0	6,500	13,000	3 years
David E. Meador	0	4,500	9,000	3 years

The performance share grants shown in the table above were made in 2004 pursuant to the Stock Incentive Plan and will be paid out based on Company performance in 2007. Each performance share earned will be settled with one share of our common stock or for an amount of cash equal to the fair market value of a share of our common stock on the date the performance shares are earned. Thus, performance shares are not currently outstanding shares of our common stock. As described in the Report of the Organization and Compensation Committee, at the end of the performance period, some or all of the performance shares may be earned based on the level of attainment of the performance criteria. The performance period for each of the Named Executive Officers is three years. If minimum performance levels are not met, no performance shares will be earned, and the payout will be zero. The four criteria for the 2004 grants are: (i) earnings per share growth (20%), (ii) total shareholder return vs. shareholder return of the companies in the Standard & Poor’s Electric Utility Index as of the date of grant (40%), (iii) employee engagement/satisfaction (15%) and (iv) DTE2 success (25%).

During the three-year performance period, dividend equivalents are paid to the participants based on the target number of performance shares. All performance shares will be earned in the event of a change in control of the Company, with the amount payable under the awards being based on the greater of target or actual levels of performance through the date of the change in control.

The following table provides information about stock option grants in 2004 for the named executive officers.

Stock Incentive Plan — Option Grants in Last Fiscal Year

		Percent of
		Total Options
	Number of Securities	Granted to	Exercise		Grant Date
	Underlying Options	Employees in	Price		Value
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Expiration Date	($)(3)

Anthony F. Earley, Jr.	150,000	11.6%	$39.41	February 9, 2014	$669,000
Gerard M. Anderson	40,000	3.1%	$39.41	February 9, 2014	$178,400
Robert J. Buckler	40,000	3.1%	$39.41	February 9, 2014	$178,400
Stephen E. Ewing	40,000	3.1%	$39.41	February 9, 2014	$178,400
David E. Meador	20,000	1.5%	$39.41	February 9, 2014	$89,200

(1)	33 1/3% of the options become exercisable one year from the date of grant, with an additional 33 1/3% becoming exercisable on the succeeding anniversary date of the grant and the final 33 1/3% becoming exercisable on the third anniversary date of the grant. All options will expire if not exercised before the expiration date shown above and may expire sooner in the event of termination of employment in certain circumstances. All stock options become immediately exercisable in the event of a change in control of the Company.

(2)	The exercise price of the stock options is the average of the high and low stock prices on the NYSE Composite Index on the date of grant, which was February 9, 2004. Stock appreciation rights were not granted in 2004.

(3)	The fair value for these options was estimated at the date of grant, stated in Note 2 above, using a modified Black/Scholes option-pricing model. The assumptions used to estimate the fair value are a risk-free interest rate of 3.55%, a dividend yield of 5.23%, an expected volatility of 20.0% and an expected life of six years. The fair value of the options granted on February 9, 2004 was $4.46 per option. The final value of the option, if any, will depend on the future value of the common stock and the optionee’s decisions with respect to such options. The methodology of valuing these options is consistent with the methodology used for the Company’s financial statements contained in the 2004 Annual Report on Form 10-K. However, the fair value per option, as reported in Note 15 of the 2004 Annual Report on Form 10-K, is based on the weighted average of all options granted throughout 2004 to all DTE employees.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money Options
	on Exercise	Realized	Options at Fiscal Year End		at Fiscal Year End
Name	(#)	($)	(#) Exercisable/Unexercisable		($) Exercisable/Unexercisable(1)

Anthony F. Earley, Jr.	25,000	354,167	398,999/	250,001	2,474,972/	720,668
Gerard M. Anderson	65,000	656,686	91,666/	63,334	309,949/	221,301
Robert J. Buckler	45,000	438,498	93,333/	66,667	313,649/	228,701
Stephen E. Ewing	0	—	125,833/	74,167	60,299/	228,701
David E. Meador	24,000	239,138	49,000/	35,000	186,470/	118,050

(1)	Dollar amounts as of December 31, 2004.

Pension Plan Table

Average	Years of Benefit Service
Final
Compensation	5	10	15	20	25	30	35	40	45

$350,000	26,250	157,500	175,000	192,500	210,000	218,750	227,500	236,250	245,000
400,000	30,000	180,000	200,000	220,000	240,000	250,000	260,000	270,000	280,000
450,000	33,750	202,500	225,000	247,500	270,000	281,250	292,500	303,750	315,000
500,000	37,500	225,000	250,000	275,000	300,000	312,500	325,000	337,500	350,000
550,000	41,250	247,500	275,000	302,500	330,000	343,750	357,500	371,250	385,000
600,000	45,000	270,000	300,000	330,000	360,000	375,000	390,000	405,000	420,000
650,000	48,750	292,500	325,000	357,500	390,000	406,250	422,500	438,750	455,000
700,000	52,500	315,000	350,000	385,000	420,000	437,500	455,000	472,500	490,000
750,000	56,250	337,500	375,000	412,500	450,000	468,750	487,500	506,250	525,000
800,000	60,000	360,000	400,000	440,000	480,000	500,000	520,000	540,000	560,000
850,000	63,750	382,500	425,000	467,500	510,000	531,250	552,500	573,750	595,000
900,000	67,500	405,000	450,000	495,000	540,000	562,500	585,000	607,500	630,000
950,000	71,250	427,500	475,000	522,500	570,000	593,750	617,500	641,250	665,000
1,000,000	75,000	450,000	500,000	550,000	600,000	625,000	650,000	675,000	700,000
1,050,000	78,750	472,500	525,000	577,500	630,000	656,250	682,500	708,750	735,000
1,100,000	82,500	495,000	550,000	605,000	660,000	687,500	715,000	742,500	770,000
1,150,000	86,250	517,500	575,000	632,500	690,000	718,750	747,500	776,250	805,000
1,200,000	90,000	540,000	600,000	660,000	720,000	750,000	780,000	810,000	840,000

Retirement Plans. The named executive officers listed in the Summary Compensation Table participate in one or more of the following retirement plans:

•	DTE Energy Company Retirement Plan (the “Retirement Plan”)

•	Detroit Edison Traditional component (“Traditional Retirement Plan”)

•	MCN Traditional component (“MCN Retirement Plan”)

•	DTE Energy Company Executive Supplemental Retirement Plan (“ESRP”)

•	Management Supplemental Benefit Plan component (“MSBP”)

•	Defined Contribution component (“DC ESRP”)

•	DTE Energy Company Supplemental Retirement Plan (“SRP”)

The benefits reflected in the Pension Plan Table include benefits payable under the Retirement Plan, a tax-qualified defined benefit pension plan, as well as payable directly by the Company pursuant to several non-qualified supplemental benefit plans. The supplemental benefit plans provide benefits in excess of Internal Revenue Code limits that apply to compensation and benefits under tax-qualified plans and additional nonqualified benefits to certain executives. Under the Internal Revenue Code, the maximum amount of compensation permitted to be used in calculating a benefit, and the maximum annual benefit permitted to be paid under the Retirement Plan, is $210,000 and $170,000, respectively in 2005.

The Pension Plan Table is applicable to each of the executives listed in the Summary Compensation Table, except Mr. Ewing. Those executives participate in the Traditional Retirement Plan, SRP, the MSBP and the DC ESRP, the latter of which is not included in the Pension Plan Table.

Traditional Retirement Plan. The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, final average annual earnings and age at retirement. Compensation used to calculate the benefits under the Traditional Retirement Plan consists of base salary plus lump sums in lieu of base salary increases.

MCN Retirement Plan. Mr. Ewing participates in the MCN Retirement Plan. The benefits provided under the MCN Retirement Plan are based on an employee’s years of benefit service, final average annual earnings and age at retirement. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary. The 2004 amount of compensation for Mr. Ewing was $526,731. Based upon assumed years of service of 30 to 40 years, Mr. Ewing’s estimated annual MCN Retirement Plan and SRP benefit would range from $280,000 to $360,000. This estimated benefit is computed on a straight-life annuity basis and is not subject to reduction for Social Security benefits.

MSBP. The benefits provided under the MSBP set a maximum target retirement benefit and are basically equal to 60% of average final compensation. This amount is then adjusted based on age at termination, years of service (actual service and awarded service) and payment option selected and is offset by the amount that is allowed to be paid under the Traditional Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s retirement plan (if awarded service has been granted), if applicable. Compensation used to calculate the benefits under the MSBP include base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan (“SVIP”). Subsequent to 2000, when the SVIP was eliminated, lump sums awarded under the Annual Incentive Plan, which replaced the SVIP, are not included in the MSBP calculation. However, as provided by the terms of the ESRP, for years beginning in 2001, compensation for purposes of the MSBP will include a deemed bonus amount equal to 10% of an executive’s base salary. The 2004 amounts of covered compensation for Messrs. Earley, Anderson, Buckler, and Meador were $1,181,923, $606,731, $576,731, and $462,615, respectively.

DC ESRP. Effective January 1, 2001, DTE implemented a defined-contribution approach to non-qualified supplemental retirement benefits under the DC ESRP. The DC ESRP provides that a benefit equal to 9% of base salary and annual incentive will be credited to a hypothetical account on behalf of eligible executives. The hypothetical account will grow based on the performance of the hypothetical investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per year. Messrs. Earley, Anderson, Buckler, and Meador are 100% vested in the DC ESRP. If Messrs. Earley, Anderson, Buckler, and Meador meet the MSBP eligibility requirements at the time of retirement, they will have the option to choose to receive benefits under the MSBP or the DC ESRP.

Prior to the merger between DTE and MCN Energy Group, Inc. (“MCN”), Mr. Ewing participated in the MCN Energy Group Supplemental Death Benefit and Retirement Income Plan (“SDBRIP”). Under the terms of the merger agreement, Mr. Ewing was 100% vested in this benefit as of June 1, 2001. As of such date, the SDBRIP was terminated and the present value of Mr. Ewing’s benefit under that plan was transferred to the DC ESRP as a hypothetical opening account balance. Mr. Ewing is only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

SRP. The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code.

Years of Service. The plans require certain years of service before benefits under the plans vest with the individual. The Traditional Retirement Plan and SRP require 5 years of service. The MSBP requires an executive to be at least age 55 with 10 years of service. Under all plans, Messrs. Earley, Anderson, Buckler, and Meador have 11, 11, 31, and 8 actual years of service, respectively, and are, therefore, 100% vested in the Traditional Retirement Plan and the SRP. For purposes of calculating the benefit under the MSBP only, Messrs. Earley and Meador have 15 and 10 years, respectively, of additional awarded service. Messrs. Earley and Meador’s eligibility for the additional awarded service is subject to their meeting the eligibility requirements of that plan. The form of benefit shown in the table is the annual benefit under a straight-life annuity with 15 years’ payments guaranteed. Other actuarially equivalent forms of benefit are available under the Retirement Plan, SRP, MSBP and DC ESRP. Such benefits are not subject to any reductions for Social Security benefits.

The MCN Retirement Plan requires 5 years of service before benefits under the plan vest. Mr. Ewing has 33 years of service and is, therefore, 100% vested under both the MCN Retirement Plan and the SRP.

Equity Compensation Plan Information

The following table reflects information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2004.

	(a)	(b)	(c)

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

Equity compensation plans approved by security holders	6,706,669	$40.57	7,518,702
Equity compensation plans not approved by security holders	0	0	0

TOTAL	6,706,669	$40.57	7,518,702

Miscellaneous Employment Matters

We have entered into Change-in-Control Severance Agreements with certain officers including Messrs. Earley, Anderson, Buckler, Ewing, and Meador. Generally, a change in control occurs, for purposes of these agreements, if we or our assets are acquired by another company or if we merge, consolidate or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change in control transaction. Certain other events, including significant acquisitions of our stock or changes in the Board, also constitute a change in control for purposes of these agreements.

The Change-in-Control Severance Agreements provide for severance compensation in the event that the officer’s employment is terminated (actually or constructively) within two years of a change in control of the Company. The severance amounts equal 300% of base salary plus annual bonus, assuming target performance goals for such year would be met. In addition, Messrs. Earley, Anderson, Buckler, and Meador would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan, continued welfare benefits for two years or an equivalent cash payment and indemnification for any excise taxes. Those participants in the MSBP who meet certain age and service requirements would be eligible for an immediate benefit under the MSBP.

In addition, the Stock Incentive Plan provides that all options, restricted stock awards, performance shares and performance units will become exercisable or vested or will be earned (as applicable) upon a change in control. Although this acceleration provision appears in the Stock Incentive Plan, the excise tax indemnification provisions of the Change-in-Control Severance Agreements (for officers covered by such agreements) will apply to any excise taxes incurred as a result of the acceleration.

We have irrevocable trusts established to provide a source of funds to assist DTE, Detroit Edison, DTE Enterprises and MichCon in meeting their obligations under the Change-in-Control Severance Agreements and certain other director and executive compensation plans described previously. DTE, Detroit Edison, DTE Enterprises and MichCon may make contributions to the trusts from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trusts, these plans are not qualified or fully funded, and amounts on deposit in the trusts are subject to the claims of DTE’s, Detroit Edison’s, DTE Enterprises’ and MichCon’s general creditors, as the case may be.

STOCK PERFORMANCE GRAPH

Comparison of Five Year Cumulative Shareholder Return
Value of $100 Invested December 31, 1999
(Includes Reinvested Dividends)

	1999	2000	2001	2002	2003	2004

DTE	$100.00	$130.83	$147.84	$171.32	$153.45	$176.42
S&P 500 INDEX	$100.00	$90.90	$80.09	$62.39	$80.29	$89.03
S&P 500 ELECTRIC UTILITIES	$100.00	$153.84	$128.03	$108.74	$134.94	$170.78

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of companies’ common stock against the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and against either a published industry or line-of-business index or a group of peer issuers. DTE chose the S&P 500 Electric Utilities index (“S&P 500 EUI”) for this comparison. The graph assumes an initial investment of $100 on December 31, 1999 in our common stock, the S&P 500 Index and the S&P 500 EUI. We believe that the index of 20 companies included in the S&P 500 EUI is the more representative comparison.

2006 ANNUAL MEETING OF SHAREHOLDERS

Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board of Directors. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable after the date is fixed.

Shareholder Proposals and Nominations of Directors

For Inclusion In Proxy Statement. Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2006 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5 p.m. Detroit time on November 28, 2005.

For Matters to be Brought at the Meeting. Under our Bylaws, shareholders must provide our Corporate Secretary advance written notice if they wish to (i) nominate a person for election to the Board or (ii) propose other items of business at an annual meeting. Any shareholder that desires to bring matters in this manner must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting.

•	Nominations for Election: A notice nominating a person for election to the Board must include:

•	a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to nominate the person specified in the notice;

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board;

•	the signed consent of the nominee to serve as a director if elected; and

•	the items required below under “Time and Manner for Giving Notice.”

•	Other Proposals: A notice proposing any other items of business must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	any material interest in such business of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; and

•	the items required below under “Time and Manner for Giving Notice.”

•	Time and Manner for Giving Notice: To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the annual meeting. But, if public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. Any such notice must also include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any on whose behalf the proposal or nomination is made.

A shareholder must also comply with all the applicable requirements of the Securities Exchange Act of 1934, as amended. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the Proxy Statement pursuant to SEC Rule 14a-8.

Proxies solicited by the Company for the 2006 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies. Directors and officers of DTE and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet. We paid $10,000 plus out-of-pocket expenses to Morrow & Co., Inc. to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT

The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

ANNEX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

A director of DTE Energy Company (the “Company”) must meet the following criteria in order to be considered an independent director. The Board of Directors of the Company must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following standards:

A director, for whom any of the following are true will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or subsidiary is not independent.

•	A director whose immediate family member is an executive officer of the Company is not independent until three years after termination of such employment.

•	A director who receives, or whose immediate family member receives, more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A director or a director with an immediate family member (a) who is a current partner of a firm that is the Company’s internal or external auditor; (b) who is a current employee of such a firm; (c) who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent until three years after the end of the employment or relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

Contributions to a tax exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax exempt organization’s consolidated gross revenues.

A-1

ANNEX B

DTE Energy Company

BOARD COMMITTEE

February 24, 2005

Audit Committee

Purpose:	The purpose of the Audit Committee is to assist the Board of Directors in its oversight of the:

1. Integrity of the Company’s financial statements.

2. Company’s compliance with legal and regulatory requirements.

3. Company’s independent registered public accounting firm’s qualifications and independence.

4. Performance of the Company’s internal audit function and oversight of the independent registered public accounting firm.

Limitation of Committee Role:	The Committee does not itself prepare financial statements, perform audits, or determine that the Company’s financial statements are complete, accurate and in accordance with Generally Accepted Accounting Principles (“GAAP”) or laws and regulations. This is the responsibility of management.

Discharge of Duties:	The Committee will consider recommendations from the independent registered public accounting firm and internal auditors.

The Committee will consider risk issues associated with the Company’s overall financial reporting and disclosure process.

General Duties:	The Committee will assist the Board of Directors by reviewing:

1. The Company’s system of internal controls.

2. The presentation of and disclosures in the Company’s external financial statements.

3. The overall audit (both internal and external) process.

4. The Committee will also assist the Board of Directors on any additional items as directed.

Duties — Risk Assessment Process, Issues & Concerns:	The Committee will oversee the risk assessment process and any issues or concerns related to that process as follows:

1. Meet at least quarterly with the Chief Financial Officer, the General Auditor, and the Director of Risk Management, and the

independent registered public accounting firm in separate executive sessions. Meet with the General Counsel on a quarterly basis or as determined from time to time by the Committee.

2. Review and discuss the Company’s policies regarding risk assessment and risk management, major accounting risk exposures, and the action management takes to monitor and control such exposures.

3. Review summaries of significant reports to management prepared by the independent registered public accounting firm (including any audit scope or access restrictions) and management’s response.

4. Review with the Company’s internal auditor and independent registered public accounting firm their risk assessment in preparation for future audit plans.

5. Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and material reports or inquiries received from regulators or governmental agencies.

6. Review with management and the independent registered public accounting firm significant correspondence with regulators or governmental agencies, and published reports or employee complaints that raise material issues regarding the Company’s financial statements or accounting policies.

7. Review and discuss with management and the independent registered public accounting firm transactions or dealings with related parties if the transactions are significant in size or involve terms that differ from those that would likely be negotiated with independent parties.

8. Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters.

Duties — Audit Planning and Management:	The audit planning and management responsibilities of the Committee include the following:

1. In connection with its oversight of the Company’s relationship with the independent registered public accounting firm, the Committee will:

a. Review and evaluate the lead partner of the independent registered public accounting firm’s team.

b. At least annually, obtain and review a report by the independent registered public accounting firm in relation to:

i. the independent registered public accounting firms’ internal quality-control procedures;

ii. any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the firm;

iii. any steps taken to deal with any such issues; and

iv. all relationships between the independent registered public accounting firm and the Company.

c. Evaluate the qualifications, performance and independence of the independent registered public accounting firm, including considering whether the independent registered public accounting firm’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent registered public accounting firm’s independence and present conclusions to the Board of Directors.

d. Ensure the rotation of the independent audit partners as required by law.

e. Set policies for hiring employees or former employees of the independent registered public accounting firm who participated in the audit of the Company.

f. Meet with the independent registered public accounting firm before the audit to discuss the planning and staffing of the audit and to approve the scope of the audit and the fees to be charged.

g. At least every 10 years, consider a rotation of the independent registered public accounting firm.

2. Discuss with the independent registered public accounting firm matters required by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended.

3. Annually confirm and obtain receipt from the independent registered public accounting firm of the written independence disclosure required by the Independence Standards Board Standard No. 1.

4. Review and pre-approve permitted non-audit services (including the fees and terms thereof) to be provided by the independent registered public accounting firm.

5. Review a report of fees charged by the independent registered public accounting firm and a projection of fees for the remainder of the year compared to fees approved previously.

6. Meet and review with management and the independent registered public accounting firm the Company’s quarterly and annual financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the report of the annual audit (including the management comment letter, the schedule of unadjusted differences and any other material communications), prior to submission to the Board of Directors. Based on this review, the Committee should make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.

7. In connection with its oversight of the Company’s relationship with the Internal Audit Department, the Committee will:

a. At least annually review the internal auditors audit plan, its scope and coverage for the upcoming year, and performance from the prior year.

b. Provide advice and consent to the Chief Executive Officer regarding the appointment to, and removal from, the position of General Auditor.

Duties — Financial Statement Reporting:	The Committee will oversee the Company’s financial reporting process and:

1. Discuss with management earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

2. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues regarding the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies.

3. Review analyses prepared by management setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

4. Discuss critical accounting policies and practices and all alternative treatments of financial information within GAAP that have been discussed by management and the independent registered public accounting firm, ramifications of the use of such alternative disclosure and treatments, and the treatment preferred by the independent registered public accounting firm.

5. Review contemplated changes in accounting policies proposed by the Company and its independent registered public accounting firm, as well as proposed changes in accounting, reporting and auditing policy promulgated by professional bodies that may have a significant impact on the Company’s financial statements.

Reports to the Board of Directors:	The Committee will report regularly to the Board of Directors, and will:

1. Prepare and publish an annual Committee report in the Company’s proxy statement.

2. Review any issues that arise with respect to the quality or integrity of the company’s financial statements or the Company’s compliance with legal or regulatory requirements.

3. Present its conclusions with respect to the qualifications, performance and independence of the independent registered public accounting firm, or the performance of the internal audit function, to the Board of Directors.

Review of Internal Controls:	The Committee will:

1. Review the Company’s system of internal controls, including those for computerized information systems, and its accounting policies and procedures with management, internal auditors, and the independent registered public accounting firm.

2. At least annually, review management’s report on internal controls and the corresponding independent registered public accounting firm attestation, once applicable.

Other Miscellaneous Duties:	At least annually, the Committee will:

1. Evaluate the adequacy of this Charter and recommend proposed changes to the Board for approval.

2. Conduct a performance evaluation of itself and report results to the Board.

3. Review with management and the Company’s independent registered public accounting firm new regulatory and accounting requirements that may affect the Company’s financial statements or that may affect the Committee’s duties or obligations.

Composition:	1. The Committee shall consist of at least three directors, all of whom meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (“SEC”). Committee members are appointed for one-year terms and can be re- appointed for additional terms.

2. At each annual meeting of the Board of Directors, the Committee Chair and the Chairman of the Board will recommend directors to the Committee, for consideration and approval by the Corporate

Governance Committee and subsequent approval by the Board. One of the directors recommended will be designated as the Committee Chair and at least one member of the Committee must be an “audit committee financial expert” as defined by the SEC. All members of the Committee must be financially literate.

3. Committee members will not simultaneously serve on the audit committee of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and such determination is disclosed in the Company’s proxy statement.

Authority:	1. The Committee will have the sole authority and direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm (subject, if applicable, to shareholder ratification). These responsibilities include the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The independent registered public accounting firm will report directly to the Committee.

2. The Committee may establish subcommittees consisting of one or more members, and may delegate the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittees will be presented to the full Committee at its next scheduled meeting.

3. The Committee has the authority to perform the duties listed in this Charter, as it determines to be necessary or advisable in its business judgment, with full access to all books, records, facilities and personnel of the Company and its subsidiaries. The Committee is empowered to investigate any activity of the Company and its subsidiaries.

4. The Committee has the authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors or experts, to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

Meetings:	The Committee will meet a minimum of four times per year. The Committee will keep minutes or other records of its meetings, except meetings of executive sessions.

Anthony F. Earley, Jr. Chairman and Chief Executive Officer

DTE Energy Company 2000 2nd Ave., Detroit, MI 48226-1279

March 23, 2005

Dear Fellow Shareholder:

As a Savings Plan participant, you own shares of DTE Energy common stock and you are entitled to direct Fidelity Management Trust Company to vote on your behalf at the April 28 Annual Meeting of the DTE Energy Company common stock shareholders. Use the enclosed form to show how you would like Fidelity to vote.

Shareholders will be voting on two issues at the April meeting. They will be asked to elect three members to the Company’s Board of Directors and ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for 2005.

By completing the voting form enclosed, you will be participating in an important decision-making process. If you do not complete the form, your shares will not be voted.

Please take the time to review the instructions provided, complete the form, and return it in the enclosed envelope.

Sincerely,

  Enclosure

YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/dte			1-866-214-3791

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
		OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Have your proxy card ready.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
•	Follow the simple instructions that appear on your computer screen.

Internet and telephone votes must be received by 5:00 pm, Eastern Time, on Wednesday, April 27, 2005 to be counted in the final tabulation.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Mark, sign, date and return the proxy card promptly using the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS:

	FOR	☐	WITHHOLD	☐		☐
	ALL		FOR ALL		EXCEPTIONS*

Nominees: 01-Lillian Bauder, 02-Josue Robles Jr., 03-Howard F. Sims

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.)

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR	AGAINST	ABSTAIN

	Deloitte & Touche LLP	☐	☐	☐

To change your address, please mark this box and indicate change on the reverse side.				☐

I would like to access future Proxy Statements and Annual Reports electronically (as described in the 2005 Proxy Statement). If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box. This consent will remain in effect until you notify The Bank of New York by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.
☐

To include any comments, please mark this box and comment on the reverse side.				☐

S C A N L I N E

Date	Signature	Signature

DTE ENERGY COMPANY This Proxy is solicited on behalf of the Board of Directors. P R O X Y

     By signing on the other side, I (we) appoint Allan D. Gilmour, Frank M. Hennessey, Gail J. McGovern and any of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, April 28, 2005, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.

     If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1 & 2. Unless you have voted by telephone or Internet or have returned a signed proxy the shares cannot be voted for you.

Record Vote and Sign on Reverse Side.

ADDRESS CHANGE/COMMENTS

DTE ENERGY COMPANY
P.O. BOX 11027
NEW YORK, NY 10203-0027

YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/dte			1-866-214-3791

• • •	Go to the website address listed above. Have your voting instruction form ready. Follow the simple instructions that appear on your computer screen.	OR	• • •	Use any touch-tone telephone. Have your voting instruction form ready. Follow the simple recorded instructions.	OR	• • •	Mark, sign and date your voting instruction form. Detach your voting instruction form. Return your voting instruction form in the postage-paid envelope provided.

Internet and telephone votes must be received by 5:00 pm, Eastern Time, on Monday, April 25, 2005 to be counted in the final tabulation.

DETACH VOTING INSTRUCTION FORM HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Mark, sign, date and return the voting instruction form promptly using the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS:

	FOR	☐	WITHHOLD	☐		☐
	ALL		FOR ALL		EXCEPTIONS*

Nominees: 01-Lillian Bauder, 02-Josue Robles Jr., 03-Howard F. Sims

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.)

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR	AGAINST	ABSTAIN

	Deloitte & Touche LLP	☐	☐	☐

To change your address, please mark this box and indicate change on the reverse side.				☐

I would like to access future Proxy Statements and Annual Reports electronically (as described in the 2005 Proxy Statement). If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box. This consent will remain in effect until you notify The Bank of New York by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.
☐

To include any comments, please mark this box and comment on the reverse side.				☐

S C A N L I N E

Date	Signature	Signature

DTE ENERGY COMPANY	Confidential Voting Instructions

     As a participant in the DTE Energy Company Savings & Investment Plan, by signing on the other side, I hereby direct Fidelity Management Trust Company, as Trustee for the DTE Energy Company Savings & Investment Plan, to vote all shares of Common Stock of DTE Energy Company represented by my proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 28, 2005, and at all adjournments thereof, upon the matters set forth on the reverse side and upon such other matters as may come before the meeting.

     The Trustee is directed to vote as specified on the reverse. If you return this form properly signed but do not otherwise specify, your shares will be voted FOR the proposals specified on the reverse side. If you do not sign and return this form or vote by telephone or Internet, the shares credited to your account will not be voted by the Trustee.

     This voting instruction form is sent to you on behalf of the Board of Directors of DTE Energy Company. Please complete this form on the reverse side, sign your name exactly as it appears, and return it in the enclosed envelope.

     Only the Trustee can vote your shares, and the Trustee only votes shares for which the Trustee has received voting instructions. Your shares cannot be voted in person at the Annual Meeting. How you vote these shares is confidential. The Trustee will not disclose how you have instructed the Trustee to vote.

Record Vote and Sign on Reverse Side.

DTE ENERGY COMPANY
P.O. BOX 11065
NEW YORK, NY 10203-0065

ADDRESS CHANGE/COMMENTS